Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) among Multi Packaging Solutions International Limited, a Bermuda exempted company (the “Company”), WestRock Company, a Delaware corporation (“WestRock”), and Dennis Kaltman (“Executive”), is entered into as of January 23, 2017, to be effective as of the Effective Date (as defined below).

WHEREAS, WestRock is entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which WestRock will acquire the Company pursuant to a merger of a wholly-owned subsidiary of WestRock with and into the Company, with the Company surviving the merger;

WHEREAS, Executive is currently employed as the President of the Company;

WHEREAS, Executive and the Company wish to enter into an employment relationship effective as of the Effective Date; and

WHEREAS, it is anticipated that following the Effective Date Executive’s employment will be transitioned to a Subsidiary (as defined below) of WestRock in order to transition Executive to WestRock payroll and employee benefits (the “Employing Subsidiary”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, effective as of the Effective Date:

1. Employment. (a) This Agreement shall govern the terms and conditions of Executive’s employment with the Company, effective at the Closing (as defined in the Merger Agreement, and the date of the Closing, the “Effective Date”); provided that this Agreement shall automatically terminate and shall have no force or effect if (i) Executive’s employment terminates for any reason prior to the Effective Date or (ii) the Merger Agreement is terminated in accordance with its terms and the Closing does not occur. Effective as of and following the transition of Executive’s employment to the Employing Subsidiary, all references herein to the Company and Executive’s employment with the Company shall instead refer to the Employing Subsidiary and Executive’s employment with the Employing Subsidiary.

(b) The Company shall employ Executive, and Executive hereby accepts such employment with the Company, during the Employment Period (as defined below) upon the terms and conditions set forth in this Agreement.

2. Position and Duties. (a) During the Employment Period, Executive shall serve as Executive Vice President - Specialty Packaging (or such other appropriate title as the Chief Executive Officer of WestRock may determine after consultation between Executive and the Chief Executive Officer of WestRock), and shall have the customary duties, responsibilities, functions and authority of that office. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to WestRock and its Subsidiaries (as defined below) which are customary for such position or are assigned to Executive by the President – Specialty Packaging, from time to time consistent with Executive’s position. For purposes of this Agreement, the “President – Specialty Packaging” shall mean the President – Specialty Packaging, or such other appropriate title assigned to Marc Shore in accordance with his employment agreement entered into as of the date hereof, or his or her successor.

(b) During the Employment Period, Executive shall report to the President – Specialty Packaging and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and periods of illness or other incapacity, subject to the applicable policies of WestRock and its Subsidiaries as in effect from time to time) to the business and affairs of WestRock and its Subsidiaries. Executive shall perform his duties, responsibilities and functions to WestRock and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy and professional manner and shall comply with the lawful policies and procedures of WestRock and the Company in all material respects. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Chief Executive Officer of WestRock. Notwithstanding anything in this Agreement to the contrary, Executive shall have the right to devote reasonable time to: (i) engage in charitable and community activities and (ii) manage his personal investments and affairs; provided that such activities do not interfere with or conflict with the performance of his duties hereunder.

(c) For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by WestRock, directly or through one or more Subsidiaries.

3. Compensation and Benefits. (a) During the Employment Period, Executive’s annual base salary shall be $500,000, payable by the Company in regular installments in accordance with the Company’s general payroll practices. On an annual basis, the base salary shall be subject to review for increase by WestRock. Executive’s annual base salary may not be decreased during the Employment Period. Executive’s annual base salary shall be prorated for any partial year of Executive’s employment hereunder. For purposes of this Agreement, “Base Salary” shall mean Executive’s annual base salary as in effect at the time in question.

(b) In addition to the Base Salary, for each fiscal year completed during the Employment Period, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). Executive’s target Annual Bonus shall be equal to $500,000, with the actual amount of the Annual Bonus payable to Executive, if any, to be determined by the Board of Directors of WestRock (the “Board”) (or a committee thereof) based on the achievement of objectively measurable performance objectives established by the Board (or a committee thereof), after consultation between Executive and the President – Specialty Packaging. The Annual Bonus payable to Executive (if any) with respect to any fiscal year of WestRock during the Employment Period shall be paid within thirty (30) days following the completion of the audit of WestRock’s books and records by WestRock’s auditors in respect of such fiscal year, as applicable; provided, that, in all events, such payment shall be made on or before the later of (i) two and one-half (2 1⁄2) months after the end of the calendar year in which the bonus is earned and (ii) two and one-half (2 1⁄2) months after the end of WestRock’s fiscal year in respect of which such bonus is being paid. Any Annual Bonus with respect to the year in which Executive’s employment is terminated shall be paid only if and to the extent provided in Section 6 hereof. Notwithstanding the foregoing, (A) Executive shall be eligible to receive a pro-rata Annual Bonus from the Company with respect to the fiscal year of the Company in which the Effective Date occurs, based on a determination of achievement of the applicable performance goals by the Company prior to the Effective Date, determined based on the portion of such Company fiscal year that elapsed prior to the Effective Date, and (B) Executive shall be eligible to receive a pro-rata Annual Bonus from WestRock or its applicable Subsidiary with respect to the fiscal year of WestRock in which the Effective Date occurs.

(c) (i) As soon as practicable following the Effective Date, WestRock shall grant Executive a number of service-based restricted stock units with an aggregate grant date target value of $750,000. Such service-based restricted stock units shall vest in three equal installments on the first, second and third anniversary of the Effective Date, subject to Executive remaining employed by WestRock or its applicable Subsidiary through the applicable vesting date. Such service-based restricted stock units shall be credited with dividend equivalents as dividends are declared by WestRock, which shall be converted into additional shares of WestRock common stock on the same terms and subject to the same conditions as such service-based restricted stock units. As soon as practicable following the Effective Date and annually thereafter during the Employment Period on the date that WestRock makes regular annual grants of long-term incentive compensation to senior-level employees of WestRock and its Subsidiaries (such date, the “Annual Grant Date”), WestRock shall grant Executive long-term incentive compensation with an aggregate grant date target value equal to $750,000 (solely in the case of the Initial Annual Grant (as defined below), multiplied by the Specified Ratio (as defined below)), subject to objectively measurable performance measures (if applicable) and vesting schedules as may be determined by the Board (or a committee thereof or delegated officer) on a basis consistent with the long-term incentive compensation granted to other senior-level employees of WestRock and its Subsidiaries; provided that, to the extent the Initial Annual Grant is subject to performance-based vesting criteria, the maximum level of payout thereunder shall be the same percentage of the target number of such awards as is applicable to the annual grant of performance-based long-term incentive compensation awards granted to other senior-level employees of WestRock and its Subsidiaries in calendar year 2017. The long-term incentive grants that are described in this Section 3(c) shall vest on a pro rata basis in the event of the termination of Executive’s employment due to his death, by the Company due to Executive’s Disability or otherwise without Cause, by Executive for Good Reason, or by reason of the expiration of the Employment Period as provided in Section 5(a)(i) (without giving effect to any shortening of the Employment Period pursuant to Section 5(a)(ii)), in each case as set forth in Section 6. Except as otherwise set forth in this Section 3(c) or Section 6, the service-based restricted stock units and grants of long-term incentive compensation described above in this Section 3(c) shall be subject to the terms and conditions set forth in WestRock’s customary form of award agreement and applicable equity-based incentive compensation plan

(ii) The “Initial Annual Grant” shall mean the annual grant of long-term incentive compensation that is to be made promptly following the Effective Date pursuant to this Section 3(c). The “Specified Ratio” shall mean a fraction, the numerator of which is the number of days following the Effective Date through February 1, 2018, and the denominator of which is 365; provided that if the Effective Date occurs on or following November 1, 2017, then (A) the Initial Annual Grant shall occur on the first Annual Grant Date thereafter and (B) the Specified Ratio for such grant shall mean a fraction, the numerator of which is (1) 365 plus (2) the number of days following the Effective Date through February 1, 2018, and the denominator of which is 365. In the event the Effective Date occurs prior to November 1, 2017 and the first Annual Grant Date thereafter occurs following February 1, 2018, WestRock shall grant Executive long-term incentive compensation in an amount and subject to such terms and conditions as the Board (or a committee thereof or delegated executive) shall determine appropriate to compensate Executive for the Specified Ratio having been calculated based on an assumed Annual Grant Date of February 1, 2018.

(d) Prior to the transition of Executive’s employment to the Employing Subsidiary, Executive shall be entitled to continue to participate in the Company employee benefit plans in which he participates as of the date hereof, and from and after the transition of Executive’s employment to the Employing Subsidiary through the expiration of the Employment Period, Executive shall be entitled to participate in such health, disability and other similar employee benefit plans and 401(k) plans of

WestRock and its Subsidiaries for which senior-level employees of WestRock and its Subsidiaries are generally eligible, and Executive shall be entitled to four (4) weeks of paid vacation each calendar year in accordance with the Company’s policies, which if not taken during any year may not be carried forward to any subsequent calendar year; provided, that WestRock and its Subsidiaries shall be entitled to amend or terminate any employee benefit plans which are applicable generally to senior executives, officers or other employees of WestRock and its Subsidiaries.

(e) During the Employment Period, the Company shall reimburse Executive for all reasonable ordinary and necessary out of pocket business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the applicable policies of WestRock and its Subsidiaries as in effect from time to time with respect to travel, entertainment and other business expenses, subject to any applicable requirements with respect to reporting and documentation of such expenses. In addition, the Company shall pay Executive’s reasonable attorneys’ fees incurred in connection with the negotiation and drafting of this Agreement in an amount not to exceed $20,000, subject to presentation of documentation of such fees to the Company.

4. Place of Employment. Executive’s principal place of employment shall be in New York, New York. Notwithstanding the foregoing, Executive acknowledges that he shall be required to travel to the facilities of WestRock and its Subsidiaries and to various current and potential customers in connection with his duties hereunder.

5. Term; Termination of Employment. (a) The term of Executive’s employment under this Agreement (the “Employment Period”) shall commence as of the Effective Date and shall terminate on the third anniversary thereof; provided that (i) the Employment Period shall automatically renew for successive one-year periods on the third anniversary of the Effective Date and on the last day of each successive one-year period unless either party provides advance written notice to the other party no less than twelve (12) months prior to the commencement of a succeeding one-year period, in which case Executive’s employment and the Employment Period shall terminate on the day immediately prior to the commencement of such successive one-year period, and (ii) the Employment Period shall earlier terminate immediately upon Executive’s resignation (with or without Good Reason (as defined below)), Executive’s death, or termination of Executive’s employment by the Company due to Disability (as defined below), for Cause (as defined below) or without Cause.

(b) Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive. Executive acknowledges the payments and other benefits provided by the Company to Executive hereunder during the Employment Period and the Severance Period (as defined below), if applicable, and in consideration for such payments and benefits Executive agrees, among other things, to provide the Company with at least sixty (60) days’ prior written notice of Executive’s resignation for other than Good Reason. Executive acknowledges and agrees that there is no assurance that this Agreement shall be renewed or extended upon the expiration of the Employment Period, and neither Executive nor the Company has any obligation to renew or extend this Agreement or any right to require any such renewal or extension and, except as otherwise set forth in Section 6(e), a failure to renew or extend this Agreement shall not entitle Executive or the Company to any additional consideration.

6. Obligations of the Company upon Termination of Employment.

(a) Termination Without Cause or for Good Reason. Subject to Section 6(h) (Release), if the Employment Period is terminated by the Company without Cause and other than under the circumstances described in Section 6(e) or by Executive for Good Reason, then Executive shall be entitled: (i) to continue to receive his Base Salary through the date of such termination; (ii) to receive the Annual Bonus for the fiscal year preceding the fiscal year in which the date of termination occurs, to the extent earned under Section 3(b) but not already paid; (iii) to continue to receive his Base Salary as special severance payments from the date of termination through the first anniversary of the date of termination (the “Severance Period”); (iv) to receive a prorated Annual Bonus for the fiscal year in which the date of termination occurs, to the extent earned under Section 3(b) (the extent to which performance objectives have been achieved to be determined by the Board in its reasonable discretion in a manner consistent with its determinations regarding annual bonuses earned by other senior-level employees of WestRock and its Subsidiaries for the year in which such termination occurs, but disregarding any subjective performance goals in making its determination), based on the portion of such year elapsed prior to the date of termination; and (v) to pro rata vesting of restricted stock units and long-term incentive awards granted to Executive pursuant to Section 3(c) based on the portion of the applicable vesting period elapsed prior to the date of termination but subject to the achievement of any applicable performance conditions. In addition, if Executive elects COBRA continuation of health insurance coverage in accordance with the Company’s procedures, the Company shall pay the premiums for such coverage on a monthly basis for a period of twelve (12) months following such termination. Executive shall not be entitled to any other salary, compensation (including, without limitation, any bonus) or benefits from WestRock or its Subsidiaries after such termination of the Employment Period, except as specifically provided for in the employee benefit plans of WestRock and its Subsidiaries or as otherwise expressly required by applicable law; provided, that WestRock and its Subsidiaries shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the senior executives, officers or other employees of WestRock and its Subsidiaries. It is further acknowledged and agreed by the parties that the actual damages to Executive in the event of termination under this Section 6(a) would be difficult if not impossible to ascertain, and, therefore, the salary and benefit continuation provisions set forth hereinabove shall be Executive’s sole and exclusive remedy in the case of termination under this Section 6(a) and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which Executive may have in the case of such termination.

(b) Termination for Cause or Other Than for Good Reason. If the Employment Period is terminated by the Company for Cause or by Executive other than for Good Reason and other than under the circumstances described in Section 6(e), then Executive shall only be entitled to continue to receive his Base Salary through the date of such termination. Executive shall not be entitled to any other compensation (including, without limitation, any bonus) or benefits from WestRock or its Subsidiaries thereafter, except as otherwise expressly required by applicable law.

(c) Termination as a Result of Disability. Subject to Section 6(h) (Release), if the Employment Period is terminated by the Company as a result of the Disability (as defined herein) of Executive, then Executive shall be entitled: (i) to continue to receive his Base Salary through the date of such termination and (ii) to receive the Annual Bonus for the year preceding the year in which the date of termination occurs, to the extent earned under Section 3(b) but not already paid; (iii) to receive a prorated Annual Bonus for the year in which the date of termination occurs, to the extent earned under Section 3(b) (the extent to which performance objectives have been achieved to be determined by the Board in its reasonable discretion in a manner consistent with its determinations regarding annual bonuses earned by other senior-level employees of WestRock and its Subsidiaries for the year in which such termination occurs, but disregarding any subjective performance goals in making its determination), based upon the portion of such year elapsed prior to the date of termination; and (iv) to pro rata vesting of restricted stock units and long-term incentive awards granted to Executive pursuant to

Section 3(c) based on the portion of the applicable vesting period elapsed prior to the date of termination but subject to the achievement of any applicable performance conditions. Executive shall not be entitled to any other salary, compensation (including, without limitation, any bonus) or benefits from WestRock or its Subsidiaries after such termination of the Employment Period, except as specifically provided for in the employee benefit plans of WestRock or its Subsidiaries or as otherwise expressly required by applicable law; provided that WestRock and its Subsidiaries shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the senior executives, officers or other employees of WestRock and its Subsidiaries.

(d) Death. Subject to Section 6(h) (Release), in the event of the death of Executive, Executive shall be entitled: (i) to continue to receive his Base Salary through the date of such termination; (ii) to receive the Annual Bonus for the year preceding the year in which the date of termination occurs, to the extent earned under Section 3(b) but not already paid; (iii) to receive a prorated Annual Bonus for the year in which the date of termination occurs, to the extent earned under Section 3(b) (the extent to which performance objectives have been achieved to be determined by the Board in its reasonable discretion in a manner consistent with its determinations regarding annual bonuses earned by other senior-level employees of WestRock and its Subsidiaries for the year in which such termination occurs, but disregarding any subjective performance goals in making its determination), based upon the portion of such year elapsed prior to the date of termination; and (iv) to pro rata vesting of restricted stock units and long-term incentive awards granted to Executive pursuant to Section 3(c) based on the portion of the applicable vesting period elapsed prior to the date of termination but subject to the achievement of any applicable performance conditions. Executive shall not be entitled to any other salary, compensation (including, without limitation, any bonus) or benefits from WestRock or its Subsidiaries after such termination of the Employment Period, except as specifically provided for in the employee benefit plans of WestRock or its Subsidiaries or as otherwise expressly required by applicable law; provided that WestRock and its Subsidiaries shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the senior executives, officers or other employees of WestRock and its Subsidiaries.

(e) Termination as a Result of Expiration of the Employment Period. Subject to Section 6(h) (Release), if the Employment Period as described in Section 5(a) expires as provided in Section 5(a)(i) (without giving effect to any shortening of the Employment Period pursuant to Section 5(a)(ii)), then Executive shall be entitled: (i) to receive the Annual Bonus for the year preceding the year in which the date of termination occurs, to the extent earned under Section 3(b) but not already paid; (ii) to receive a prorated Annual Bonus for the year in which the date of termination occurs, to the extent earned under Section 3(b) (the extent to which performance objectives have been achieved to be determined by the Board in its reasonable discretion in a manner consistent with its determinations regarding annual bonuses earned by other senior-level employees of WestRock and its Subsidiaries for the year in which such termination occurs, but disregarding any subjective performance goals in making its determination), based upon the portion of such year elapsed prior to the date of termination; and (iii) to pro rata vesting of restricted stock units and long-term incentive awards granted to Executive pursuant to Section 3(c) based on the portion of the applicable vesting period elapsed prior to the date of termination but subject to the achievement of any applicable performance conditions. Executive shall not be entitled to any other salary, compensation (including, without limitation, any bonus) or benefits from WestRock or its Subsidiaries after such termination of the Employment Period, except as specifically provided for in the employee benefit plans of WestRock or its Subsidiaries or as otherwise expressly required by applicable law; provided that WestRock and its Subsidiaries shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the senior executives, officers or other employees of WestRock and its Subsidiaries.

(f) Payment Timing; Mitigation; Offset. Except as otherwise provided in Section 6(h) (Release) and Section 11(b) (409A), any amounts payable pursuant to this Section 6 shall be payable in regular installments in accordance with the Company’s general payroll practices (in effect from time to time); provided that (i) any payments pursuant to Sections 6(a)(ii), 6(a)(iv), 6(c)(ii), 6(c)(iii), 6(d)(ii), 6(d)(iii), 6(e)(i) and 6(e)(ii) shall be paid on the date that such Annual Bonus would otherwise have been paid pursuant to Section 3(b), including the payment deadlines provided for therein, (ii) payments under Sections 6(a)(v), 6(c)(iv), 6(d)(iv), and 6(e)(iii) shall be paid on the date that such amounts would otherwise have been paid pursuant to Section 3(c) and the applicable grant documents had Executive’s employment not terminated; provided, further, that to the extent any amounts described in this sentence relate to a payment that is considered deferred compensation under Section 409A, such amounts shall be paid no earlier than the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such payment that will not trigger a tax or penalty under Section 409A; and (iii) the Company’s payment of the premiums for health insurance coverage as described in the second sentence of Section 6(a) shall commence immediately following the termination date. Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law (such as COBRA). Executive shall not be required to mitigate the amount of any severance provided for under this Agreement by seeking other employment or otherwise and no such payment shall be reduced by the amount of any compensation provided to Executive in any subsequent employment. WestRock and its Subsidiaries may offset any amounts Executive owes WestRock or any of its Subsidiaries as of the time of the termination of the Employment Period or during the Severance Period against any amounts WestRock or any such Subsidiary owes Executive as of the termination of the Employment Period or during the Severance Period, including the payments payable to Executive under this Section 6, to the extent permitted under Section 409A (as defined below).

(g) Cause, Disability and Good Reason Defined. (i) For purposes of this Agreement, “Cause” shall mean the termination of the employment of Executive by WestRock or the Company due to (A) the conviction of Executive of any (1) felony or (2) misdemeanor involving dishonesty, disloyalty or moral turpitude, (B) the commission by Executive of any willful act or omission involving fraud or material dishonesty with respect to WestRock or any of its Subsidiaries or any customer or supplier thereof, (C) the use by Executive of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of Executive’s duties, (D) gross negligence or willful misconduct by Executive in connection with the performance of Executive’s duties hereunder which, if curable, remains uncured after a period of thirty (30) days following Executive’s receipt of notice from WestRock or the Company that it deems such conduct Cause for termination of his employment hereunder, (E) Executive’s continued failure, whether willful, intentional or negligent, to perform substantially his duties hereunder (other than as a result of a Disability), which failure remains uncured after a period of thirty (30) days following Executive’s receipt of notice from WestRock or the Company that it deems such conduct Cause for termination of his employment hereunder, (F) any (1) material misrepresentation by Executive in respect of Executive’s representations and warranties under this Agreement or (2) material breach by Executive of any covenant, obligation or provision contained in this Agreement, which material breach, if curable, remains uncured for a period of thirty (30) days following such date as Executive receives notice of such material breach from WestRock or the Company, (G) a failure or refusal to follow a lawful directive of the President – Specialty Packaging after the President – Specialty Packaging gives Executive notice and a reasonable opportunity to cure his performance; or (H) gross negligence, willful misconduct or personal dishonesty by Executive that causes material injury to WestRock or its Subsidiaries.

(ii) For purposes of this Agreement, “Disability” shall mean Executive’s having been unable to perform the essential duties, responsibilities and functions of his position with WestRock and its Subsidiaries for a period of at least six (6) months in any twelve (12) month calendar period as a result of any mental or physical disability, even with reasonable accommodations of such disability provided by WestRock and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board or the Chief Executive Officer of WestRock in its reasonable judgment. Executive shall cooperate in all respects with WestRock and its Subsidiaries if he disputes the determination whether he has experienced a Disability for purposes of this Agreement (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected and paid for by WestRock or any of its Subsidiaries and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with WestRock or any of its Subsidiaries).

(iii) For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation from employment with WestRock and its Subsidiaries as a result of any one or more of the following actions by WestRock or any of its Subsidiaries, without Executive’s consent: (A) failure to pay compensation or provide benefits to Executive, which payments or benefits are provided for under this Agreement, and which failure to pay such compensation or provide such benefits constitutes a breach of this Agreement, (B) change in Executive’s title to a lesser title or reduction of his responsibilities to a level materially inconsistent with the titles he holds or (C) change in Executive’s principal place of work to a location other than in New York City, Westchester County, New York or Fairfield County, Connecticut; provided that written notice of the resignation for Good Reason must be delivered to WestRock or the Company within forty five (45) days after the occurrence of any such event in order for a resignation for Good Reason to be effective and WestRock or the Company shall, upon receipt of such written notice have forty five (45) days to cure the Good Reason and, to the extent not cured, Executive must terminate his employment within thirty (30) days thereafter.

(h) Release. As a condition to receiving the payments and benefits described in Sections 6(a), 6(c), 6(d) and 6(e), (i) Executive (or the executor or administrator of his estate (the “Executor”)) shall execute and deliver to the Company a release of claims substantially in the form and substance as set forth in Exhibit B attached hereto (the “General Release”) (as such form may be amended following the date hereof as required by applicable law) and the General Release shall have become effective and the revocation period provided therein shall have expired without Executive (or the Executor) having revoked such General Release within the 60-day period following the effective date of the termination of Executive’s employment and (ii) Executive (or the Executor) shall not have revoked or breached the provisions of the General Release or breached the provisions of Sections 8 or 9; provided that Executive’s (or the Executor’s) breach of such Sections or the termination of any payments or benefits provided under Section 6(a) shall not relieve Executive of his obligations hereunder or thereunder. In the event Executive (or the Executor) does not execute and deliver to the Company a General Release, the General Release does not become effective and irrevocable within such period or Executive (or the Executor) revokes or breaches the provisions of the General Release, Executive (A) shall be deemed to have voluntarily terminated his employment without Good Reason for purposes of this Agreement and any other compensation or benefit plans of WestRock or its Subsidiaries, (B) shall not be entitled to the payments or benefit described in Sections 6(a), 6(c), 6(d) or 6(e) and (C) shall be required to reimburse the Company, in cash within five business days after written demand is made by the Company therefore, for an amount equal to the value of any payments or benefits received by the Employee pursuant to Sections 6(a), 6(c), 6(d) or 6(e).

7. Parachute Payments. (a) Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, and any regulations or other guidance issued thereunder (the “Code”)) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, WestRock and its Subsidiaries shall reduce (but not below zero) the aggregate present value of the Payments under this Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide Executive with a greater after-tax amount than would be the case if no such reduction was made. The Payments shall be reduced as described in the preceding sentence only if (i) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater or equal to (ii) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which Executive would be subject with respect to the unreduced Payments). Only amounts payable under this Agreement shall be reduced pursuant to this Section 7, and any reduction shall be made in accordance with Section 409A.

(b) If the determination made pursuant to Section 7(a) results in a reduction of the payments that would otherwise be paid to Executive except for the application of Section 7(a), such reduction in payments shall be first applied to reduce any cash payments that Executive would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A, Executive elects to have the reduction in payments applied in a different order; provided that in no event may such payments be reduced in a manner that would result in subjecting Executive to additional taxation under Section 409A.

(c) The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties with respect to such excise tax.

(d) All determinations that are to be made under this Section 7 shall be made by such certified public accounting firm as may be designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been or will be a Payment, or such earlier time as is requested by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive. The Company shall be solely responsible for the fees of the Accounting Firm.

8. Confidential Information. (a) Obligation to Maintain Confidentiality. Executive acknowledges that the continued success of WestRock and its Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future is referred to in this Agreement as “Confidential Information”. Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to WestRock’s or any of its Subsidiaries’ prior, current or demonstrably planned business and (ii) is not generally or publicly known within the Target Industry. For purposes of this

Agreement, “Target Industry” shall mean the industry of the development, manufacture, production, selling, marketing and/or management of specialty printing, or any other industry or business in which Executive has material involvement or over which Executive has material responsibility at any time during the Employment Period. Confidential Information includes, without specific limitation, the information, observations and data obtained by Executive during the course of his performance under this Agreement concerning the business and affairs of WestRock or any of its Subsidiaries, information concerning acquisition opportunities in or reasonably related to WestRock’s and its Subsidiaries’ business or industry of which Executive is aware or becomes aware during the Employment Period or during employment with the Company and any of its Subsidiaries or affiliates prior to the Effective Date, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not disclose or use for his own account any of such Confidential Information, except as reasonably necessary for the performance of his duties under this Agreement, without the written consent of the Board or the Chief Executive Officer of WestRock, unless and to the extent that any Confidential Information (A) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (B) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to WestRock at the termination of the Employment Period, or at any other time WestRock may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of WestRock or any of its Subsidiaries (including, without limitation, all Confidential Information) that he may then possess or have under his control, other than such documents as are generally or publicly known; provided, that such documents are not known as a result of Executive’s breach or actions in violation of this Agreement. Nothing set forth in this Section 8 shall be deemed to extend the Noncompete Period or the Non-Solicitation Period or expand the definition of Competition provided in Section 9(b).

(b) Ownership of Intellectual Property. Executive agrees to make prompt and full disclosure to WestRock and its Subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to WestRock’s or any of its Subsidiaries’ actual or demonstrably planned business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by WestRock and its Subsidiaries (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in WestRock. To the extent that any Work Product is not deemed to be a “work made for hire”, Executive hereby assigns and agrees to assign to WestRock all right, title and interest, including without limitation, the intellectual property rights that Executive may have in and to such Work Product. Executive shall promptly perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm WestRock’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments). Executive understands, however, that there is no obligation being imposed on him to assign to WestRock or its Subsidiaries any invention falling within the definition of Work Product for which no equipment, supplies, facility, or trade secret information of WestRock or its Subsidiaries was used and that was developed entirely on his own time, unless: (i) such Work Product relates to WestRock’s or its Subsidiaries’ businesses or to their actual or demonstrably anticipated research or development, or (ii) the Work Product results from any work performed by Executive for WestRock or its Subsidiaries under this Agreement. Executive has identified and listed as an Exhibit A to this Agreement all Work Product that is or was owned by him or was written, discovered, made, conceived or first reduced to practice by him alone or jointly with another person prior to the date of this Agreement. If no such Work Product is listed, Executive represents to WestRock that he does not claim any rights to any such Work Product.

(c) Third Party Information. Executive understands that WestRock and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on WestRock’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 8(a), Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of WestRock or its Subsidiaries who need to know such information in connection with their work for WestRock or its Subsidiaries) or use, except in either case in connection with his work for WestRock and its Subsidiaries, Third Party Information unless expressly authorized in writing by the Board or the Chief Executive Officer of WestRock.

(d) Use of Information of Prior Employers. During the Employment Period, Executive shall not knowingly use or disclose any confidential information or trade secrets, if any, of any former employers (other than WestRock or any of its Subsidiaries) or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of WestRock or its Subsidiaries any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (A) common knowledge in the industry or (B) is otherwise legally in the public domain, (ii) otherwise provided or developed by WestRock or its Subsidiaries or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

(e) Permitted Disclosures. (i) No provision of this Agreement shall act to prohibit or restrict Executive or WestRock from (i) responding to any inquiry by the Securities and Exchange Commission, FINRA, any other self-regulatory organization or governmental entity, (ii) responding to a subpoena or as otherwise required by law; or (iii) seeking to enforce his or its rights under this Agreement or any other agreement by, between, or among Executive or WestRock; provided that, except as set forth in Section 8(e)(ii), the parties first enter into a reasonable protective order that protects the confidentiality of such information during the course of the proceedings. In the event Executive is requested or required by law or judicial or other governmental order to disclose any Confidential Information and/or Third Party Information, Executive shall provide WestRock with prompt written notice of such request or requirement so that WestRock may seek an appropriate protective order. If, failing the entry of a protective order, Executive, in the opinion of counsel to Executive, is compelled to disclose Confidential Information and/or Third Party Information, Executive shall disclose only that portion of the Confidential Information and/or Third Party Information that counsel to Executive advises is compelled to be disclosed by Executive, and Executive shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information and/or Third Party Information that is being disclosed. In addition, Executive agrees that Executive will not oppose, and will cooperate with, action by WestRock to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to any Confidential Information and/or Third Party Information which is provided to Executive by or on behalf of WestRock.

(ii) Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002). WestRock does not require prior notification or prior approval of any such whistleblowing report. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

9. Non-Compete, Non-Solicitation. (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company he shall become familiar with WestRock’s and its Subsidiaries’ trade secrets and with other Confidential Information concerning WestRock and its Subsidiaries and that his services shall be of special, unique and extraordinary value to WestRock and its Subsidiaries, and, therefore, Executive agrees that, during the Employment Period and during the one-year period immediately following the termination of the Employment Period for any reason (the “Noncompete Period”), he shall not engage in Competition.

(b) For purposes of this Agreement, to engage in “Competition” shall mean to directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, operate, serve as an officer, director, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity to, or in any manner engage in any business in the Target Industry in which WestRock or its Subsidiaries engage, or, to Executive’s knowledge, propose to engage, as of the date of termination of the Employment Period, anywhere in the world where WestRock or any of its Subsidiaries’ products are currently directly or indirectly marketed or sold by WestRock or any of its Subsidiaries; provided that Executive shall not be prohibited from owning up to three percent (3%) of the outstanding stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(c) In further consideration of the compensation to be paid to Executive hereunder, Executive agrees that, during the Employment Period and during the two-year period immediately following the termination of the Employment Period for any reason (the “Non-Solicitation Period”), he shall not (i) induce or attempt to induce any employee of WestRock or any of its Subsidiaries to leave the employ of WestRock or any of its Subsidiaries, (ii) hire directly or through another entity any person who was an employee of WestRock or any of its Subsidiaries on the date of termination of the Employment Period (or at any time within six (6) months prior thereto), within six (6) months following the date of termination of such person’s employment with WestRock or such Subsidiaries, as the case may be, or (iii) subject to the restrictions of any applicable law, induce or attempt to induce any supplier, licensee or other business relation of WestRock or any of its Subsidiaries to cease doing business with, or reduce the amount of business it does with, WestRock or such Subsidiary, as the case may be.

(d) During the Employment Period and at all times thereafter, Executive shall not make or solicit or encourage others to make or solicit any derogatory or negative statement or communication about WestRock or any of its Subsidiaries, or any of their businesses, products, services or activities. After the termination of the Employment Period, none of WestRock’s executive officers or directors shall, and such executive officers and directors shall not authorize any agent of WestRock or any of its Subsidiaries to, make, solicit or authorize, or encourage others to make or solicit, any derogatory or negative statement or communication about Executive. Notwithstanding anything herein to the contrary, nothing in this Section 9(d) shall prevent any party to this Agreement from enforcing its or his rights hereunder or limit such rights in any way.

(e) Executive hereby acknowledges and agrees that the enforcement of the provisions of this Section 9 do not interfere with his ability to pursue a proper livelihood. Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of WestRock and its Subsidiaries. Executive agrees that, due to the proprietary nature of WestRock’s and its Subsidiaries’ businesses, the restrictions set forth in this Agreement are reasonable as to time and scope. Executive hereby acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he has done so or, after careful reading and consideration, he has chosen not to do so of his own volition.

10. Enforcement. If, at the time of enforcement of Section 8 or 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area, and the covenants should be interpreted and enforced to the maximum extent which such court deems reasonable. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement, and any breach of the terms of Section 8 or 9 would result in irreparable injury and damage to WestRock and its Subsidiaries for which WestRock and such Subsidiaries would have no adequate remedy at law. Therefore, in the event a breach or threatened breach of this Agreement, WestRock, the Company and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages, in addition to any other remedies to which WestRock and its Subsidiaries may be entitled at law or in equity. The terms of this Section 10 shall not prevent WestRock or its Subsidiaries from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Executive.

11. Section 409A. (a) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment that is nonqualified deferred compensation subject to Section 409A of the Code (“Section 409A”) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 11(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b) To the extent that any severance payments or benefits payable pursuant to this Agreement are not “nonqualified deferred compensation” for purposes of Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”), and the first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and all payments made thereafter shall continue as provided herein. To the extent that any severance payments or benefits payable pursuant to this Agreement are “nonqualified deferred compensation” for purposes of Section 409A, then such payments or benefits shall be made in accordance with their regular schedule, but shall not commence until the sixtieth (60th) day following Executive’s termination of employment or later, to the extent provided in Section 11(c).

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such reimbursements shall be made on or prior to the last day of the taxable year following the taxable year in which the applicable expenses were incurred by Executive, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(f) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of Executive’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.

12. Insurance and Indemnity. (a) In General. If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any proceeding (whether civil, criminal, investigative, or otherwise) by reason of the fact that he is or was a director, officer, or employee of WestRock or any of its Subsidiaries, or is or was serving at the request of WestRock or any of its Subsidiaries or in connection with his service hereunder as a director, officer, member, or employee, then Executive shall promptly be indemnified and held harmless, to the fullest extent permitted or authorized by (i) the certificate of incorporation or bylaws of WestRock or (ii) applicable law, against any and all reasonable costs, expenses, liabilities and losses (including reasonable attorneys’ and other reasonable professional fees and charges reasonably incurred, judgments, interest, penalties, fines, ERISA excise taxes or penalties and amounts reasonably paid, or reasonably agreed to be paid, in settlement (it being understood and agreed that any amount paid pursuant to a settlement to which WestRock or its Subsidiaries has reasonably objected, for reasons set forth in a writing delivered to Executive within fifteen (15) days after Executive gives notice to WestRock or its Subsidiaries describing such settlement, shall (to the extent of WestRock’s reasonable written objection) be deemed unreasonable)) incurred or suffered by Executive in connection therewith or in connection with seeking to enforce his rights under this Section 12(a), and such indemnification shall continue as to Executive even if he has ceased to be a director, officer, or employee of WestRock and its Subsidiaries and shall inure to the benefit of his heirs, executors and administrators. Executive shall be entitled to prompt advancement of any and all reasonable costs and expenses (including attorneys’ and other professional fees and charges) incurred by him in connection with any such proceeding or claim, any such advancement to be made within fifteen (15) days after Executive gives written notice, supported by reasonable documentation detailing the monies sought, requesting such advancement. Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced to the extent he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that Executive would otherwise have (including by agreement or under applicable law).

(b) Insurance. The Company agrees that Executive shall be entitled to receive the benefit of the same directors’ and officers’ insurance as is received by the other officers and directors of WestRock and its Subsidiaries with respect to acts undertaken by him in connection with his employment by the Company.

13. Certain Agreements. (a) Customers, Suppliers. Executive does not have, and at any time during the Employment Period shall not have, any employment with or knowingly acquire or retain any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any customer of or supplier to the Company or any of its Subsidiaries. Nothing in this Section 13(a) shall prohibit Executive from acquiring or holding not more than three percent (3%) of the outstanding common stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) Certain Activities. During the Employment Period, Executive shall not (i) give, or agree to give, any gift or similar benefit of more than nominal value or as generally permitted by industry practice and applicable law to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of the Company; provided that Executive’s charitable activities permitted under Section 2(b) above in which a customer, supplier or governmental employee or official participates shall not, simply by reason of such participation, be restricted by virtue of this Section 13(b), (ii) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, or (v) accept or receive any unlawful contributions, payments, gifts, or expenditures.

(c) Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement or noncompete agreement with any other person or entity, and Executive is not a party to or bound by any other similar arrangement which restricts, impairs or otherwise limits in any way the ability of Executive to engage in employment-related activities of any kind or nature, (iii) to Executive’s knowledge, there are no (A) actions, suits, proceedings, arbitrations, investigations or audits pending or threatened against, relating to or affecting Executive or (B) judgments, decrees, injunctions or similar orders of any governmental authority, which, in any such case, could be reasonably expected to affect Executive’s ability to perform his obligations under this Agreement and to provide the services contemplated hereunder, (iv) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, (v) Executive has not, at any time, been convicted in any criminal proceeding and Executive is not, to Executive’s knowledge, currently the named subject of a pending criminal proceeding, (vi) Executive has not, at any time, been found by a court in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law where such judgment has not subsequently been reversed, suspended or vacated, and (vii) during the past five years, no petition under the Bankruptcy Code Title 11 U.S.C. or any state insolvency law has been filed by or against, nor has any receiver or similar officer been appointed for the business or property of Executive. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement or, after careful reading and consideration, he has chosen not to do so of his own volition and that he fully understands the terms and conditions contained herein.

14. Clawback. Executive acknowledges that the amounts paid by WestRock and its Subsidiaries, including amounts payable pursuant to this Agreement, may be subject to recoupment or clawback pursuant to any applicable policy of WestRock or its Subsidiaries generally applicable to senior-level employees of WestRock and its Subsidiaries, including as may be adopted following the date hereof, or to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and Executive agrees to repay such amounts to the extent required thereunder.

15. Survival. Sections 6 through 28, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period for any reason.

16. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, sent by telecopier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

To the most recent address on file with the Company

with a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Facsimile No.: (212)715-8035

Attention: Robert N. Holtzman, Esq.

Notices to the Company:

Multi Packaging Solutions International Limited

150 E. 52nd St., 28th Floor

New York, New York 10022

Attention: Corporate Secretary

With a copy to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Facsimile No.: (212) 474-3700

Attention: Jennifer S. Conway, Esq.

Notices to WestRock:

WestRock Company

504 Thrasher Street, N.W.

Norcross, Georgia 30071

Attention: Robert McIntosh, General Counsel

Facsimile: (770) 263-3582

Email: bob.mcintosh@westrock.com

With a copy to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Facsimile No.: (212) 474-3700

Attention: Jennifer S. Conway, Esq.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when personally delivered, one business day following delivery to the overnight courier service, if given by telecopy, when such telecopy is transmitted to the applicable fax number specified above and the appropriate telecopy confirmation is received, or if so mailed, on receipt.

17. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, but not limited to, the Prior Agreement, except as expressly provided in Section 1(a) above; provided that, as set forth in the Merger Agreement, each Assumed Award (as defined in the Merger Agreement) held by Executive shall be subject to the same terms and conditions as were applicable to the Company Restricted Stock Unit (as defined in the Merger Agreement) to which such Assumed Award relates as of immediately prior to the Effective Time (as defined in the Merger Agreement).

19. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

20. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

21. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

22. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia. Executive and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of Georgia for purposes of any dispute arising out of this Agreement.

23. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and, except as otherwise expressly provided herein, no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

24. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information to the insurer and execute and deliver to the insurer any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

25. Right of Company to Deduct or Withhold Taxes on Behalf of Executive. The Company and its Subsidiaries shall be entitled to deduct or withhold (to the extent required by law) from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation.

26. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

27. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Company or any of its Subsidiaries at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not, during the Employment Period or the Noncompete Period, accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

28. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). If the Company requires Executive’s cooperation in accordance with this Section 28, the Company shall reimburse Executive solely for reasonable travel expenses (including reasonable expenses for lodging and meals) and reasonable and necessary attorney’s fees incurred in connection with such cooperation upon submission of receipts.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Multi Packaging Solutions International Limited

By:	/s/ Marc Shore
Name:	Marc Shore
Title:	Chairman of the Board and Chief Executive Officer

WestRock Company

By:	/s/ Steven C. Voorhees
Name:	Steven C. Voorhees
Title:	President

/s/ Dennis Kaltman
DENNIS KALTMAN

Signature Page to Kaltman Employment Agreement

EXHIBIT A

WORK PRODUCT

None.

EXHIBIT B

GENERAL RELEASE

WHEREAS, Multi Packaging Solutions International Limited, a Bermuda exempted company (the “Company”), WestRock Company, a Delaware corporation (“WestRock”), and Dennis Kaltman (“Executive”) are parties to that certain Employment Agreement, dated as of January 23, 2017 (the “Employment Agreement”);

WHEREAS, Executive’s employment has been terminated in accordance with Section 6[●] of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Executive (for himself and his spouse, dependents, heirs, executors, administrators, successors and assigns), in consideration of the mutual covenants and agreements contained in the Employment Agreement, does hereby release and forever discharge as of the date hereof WestRock and its subsidiaries and affiliates and all present and former directors, partners, officers, agents, representatives, employees, successors and assigns of WestRock or any of its subsidiaries and affiliates and WestRock’s direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.

2. Executive understands that the payments to be made pursuant to Section 6([●]) of the Employment Agreement represent consideration for signing this General Release and are not salary or wages to which he is otherwise entitled. Executive understands and agrees that he will not receive the payments specified in Section 6([●]) of the Employment Agreement unless he executes this release of claims (this “General Release”) and does not revoke this General Release within the time period permitted hereafter or breach this General Release or Section 8, 9 or 27 of the Employment Agreement. Such payments will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by WestRock or its subsidiaries or affiliates. Executive also acknowledges and represents that he has received all salary, wages and bonuses that he is otherwise entitled to receive (as of the date hereof) by virtue of any employment by WestRock, other than such additional payments which are expressly provided for under Section 6([●]) of the Employment Agreement.

3. Except as provided in paragraphs 5, 12 and 13 of this General Release and except for the provisions of the Employment Agreement which expressly survive the termination of Executive’s employment with WestRock, Executive knowingly and voluntarily (for himself and his dependents, heirs, executors, administrators, successors and assigns) releases and forever discharges WestRock and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable), and whether known or unknown, suspected, or claimed, against WestRock or any of the Released Parties which Executive, his spouse, or any of his dependents, heirs, executors, administrators, successors or assigns, may have, which arise out of or are connected with Executive’s employment with, or his separation or termination from, WestRock or its subsidiaries (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract, or tort, or under common law; or arising under any policies, practices or procedures of WestRock or its subsidiaries; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). For the avoidance of doubt, this General Release shall not affect any of Executive’s rights under Section 12 of the Employment Agreement.

4. Executive represents that he has made no assignment or transfer of any Claim or other matter covered by paragraph 3 of this General Release.

5. Executive agrees that this General Release does not waive or release any rights or claims that he may have under the Age Discrimination in Employment Act of 1967 which arise after the date he executes this General Release. Executive acknowledges and agrees that his engagement and employment by, and separation from employment with WestRock and its subsidiaries in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6. In signing this General Release, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Executive acknowledges and agrees that this waiver is an essential and material term of this General Release and that without such waiver WestRock would not have agreed to make any payments pursuant to the terms of Section 6([●]) of the Agreement. Executive further agrees that in the event he should bring a Claim seeking damages against any Released Party, or in the event he should seek to recover against any Released Party in any Claim brought by a governmental agency on his behalf, this General Release shall serve as a complete defense to such Claims. Executive further agrees that he is not aware of any pending charge or complaint of the type described in paragraph 3 of this General Release as of the execution of this General Release.

7. Executive and the Company each agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or Executive of any improper or unlawful conduct.

8. Executive agrees that he will forfeit all amounts payable by WestRock and its subsidiaries pursuant to Section 6([●]) of the Agreement if he challenges the validity of this General Release. Executive also agree that if he violates this General Release by suing WestRock or any of its subsidiaries or any other Released Parties, he will return all payments received by him pursuant to Section 6([●]) of the Agreement.

9. Executive agrees that this General Release is confidential and he agrees not to disclose any information regarding the terms of this General Release, except to his immediate family and any tax, legal or other advisor he has consulted regarding the meaning or effect hereof or as required by law, and Executive will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict Executive (or his attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity. This General Release is not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002).

11. Executive agrees that, as of the date hereof, he has returned to WestRock and its subsidiaries any and all property, tangible or intangible, relating to its business, which was in his possession or control at the time of the termination of his employment (including, but not limited to, company provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that he shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data, other than such documents as are generally or publicly known; provided, that such documents are not known as a result of Executive’s breach or actions in violation of the Employment Agreement or this General Release.

12. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by WestRock or any of its subsidiaries or by any Released Party of the Employment Agreement after the date hereof or any other rights or claims Executive may have against WestRock or any of its subsidiaries or any Released Party arising after the date hereof.

13. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. As set forth in Section 15 of the Employment Agreement, Sections 6 through 28 of the Agreement, inclusive, survived the termination of Executive’s employment and are incorporated herein and made part hereof.

15. In the event that after Executive executes this General Release, WestRock or any of its subsidiaries exercises its offset rights pursuant to Section 6(f) of the Employment Agreement and thereby reduces the amounts payable to Executive under Section 6 of the Employment Agreement, Executive shall have the right to revoke this General Release and pursue any right he may have with respect to such offset; provided he first returns to WestRock and its Subsidiaries any amounts paid to him which were conditioned on his signing this General Release.

BY SIGNING THIS GENERAL RELEASE, EXECUTIVE REPRESENTS AND AGREES THAT:

A. HE HAS READ IT CAREFULLY;

B. HE UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963 AND THE AMERICANS WITH DISABILITIES ACT OF 1990;

C. HE VOLUNTARILY CONSENTS TO EVERYTHING IN IT;

D. HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HE HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION HE HAS CHOSEN NOT TO DO SO OF HIS OWN VOLITION;

E. HE HAS HAD AT LEAST 21 DAYS (OR 45 DAYS, AS REQUIRED BY LAW) FROM THE DATE OF HIS RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON [INSERT DATE] TO CONSIDER IT AND THE CHANGES MADE SINCE THE [INSERT DATE] VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY (OR 45-DAY, AS APPLICABLE) PERIOD;

F. THE CHANGES TO THE AGREEMENT SINCE [INSERT DATE] EITHER ARE NOT MATERIAL OR WERE MADE AT HIS REQUEST.

G. HE UNDERSTANDS THAT HE HAS SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED WITHOUT NOTICE OF ANY SUCH REVOCATION HAVING BEEN RECEIVED BY THE COMPANY;

H. HE HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE HIM WITH RESPECT TO IT; AND

I. HE AGREES THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY HIMSELF.

IN WITNESS WHEREOF, the parties hereto have executed this General Release on the date(s) indicated below.

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By:	Dated:
Name:
Title:

Dated:
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